VAN ECK WORLDWIDE INSURANCE TRUST

                                AMENDMENT NO. 16

                            TO MASTER TRUST AGREEMENT



      Amendment No. 16 to the Master Trust Agreement dated January 7, 1987, as amended (the "Agreement") of Van Eck Worldwide Insurance Trust (the "Trust"), made at New York, New York, this 21st day of September, 2005.

                                   WITNESSETH:

      WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder, and as long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust;

      WHEREAS, a majority of the Trustees have duly authorized this amendment to the Agreement to reflect the establishment of a new class of shares to be designated "S Class", as more fully detailed below; and

      WHEREAS, a majority of Trustees have duly authorized this amendment to the Agreement to be filed with the Secretary of State of the Commonwealth of Massachusetts.

      NOW, THEREFORE, the undersigned, Thaddeus Leszczynski, a duly elected and acting Secretary and Chief Compliance Officer of the Trust, pursuant to the authorization described above, hereby declares that the initial paragraph of
Article IV, Section 4.2 of the Agreement is amended to read in its entirety as follows:

      "Section 4.2 ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate five Sub-Trusts: Worldwide Bond Fund (Initial Class, R Class and S Class), Worldwide Emerging Markets Fund (Initial Class, R Class and S Class), Worldwide Hard Assets Fund (Initial Class, R Class and S Class), Worldwide Real Estate Fund (Initial Class, R Class and S Class) and Worldwide Absolute Return Fund (Initial Class, R Class and S Class). The Shares of such Sub-Trusts and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the rights and preferences set forth in this Declaration of Trust."



                            [SIGNATURE PAGE FOLLOWS]


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WITNESS my hand and seal this 21st day of September, 2005.



/s/ Thaddeus Leszczynski
---------------------------
Thaddeus Leszczynski, Secretary and Chief Compliance Officer


STATE OF NEW YORK  )
                   )
COUNTY OF NEW YORK )

      Then personally appeared the above-named Thaddeus Leszczynski and acknowledged this instrument to be his/her free act and deed this 21st day of September, 2005.



/s/ Allison Y. Emanuel
---------------------------
Notary Public

Allison Y. Emanuel
Notary Public, State of New York
No. 01EM5077310
Qualified in Queens County
Comission Expires May 5, 2007

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